Exhibit 99.1

        Thomas W. Sarnoff Appointed Multimedia Games' Chairman;
           Gordon T. Graves Resigns from Board of Directors

   AUSTIN, Texas--(BUSINESS WIRE)--Feb. 10, 2004--Multimedia Games, Inc. (Nasdaq:MGAM) today announced that the Company's Board of Directors has appointed Thomas W. Sarnoff as Chairman of the Board for a one-year term. Mr. Sarnoff has served as Interim Chairman of the Board since December 9, 2003. In addition to his duties as Chairman, Sarnoff also serves on the Board's Nominating and Governance Committee, as well as on the Audit and Compensation Committees. Multimedia Games also announced today that, effective immediately, Gordon T. Graves has resigned his Board Directorship. Mr. Graves resigned as Chairman of Multimedia Games ("Multimedia") last December, and intends to devote more time to outside business opportunities. As a result of Graves' resignation, the size of Multimedia's Board has been reduced to five directors, four of whom are considered "independent" according to the corporate governance rules of the Nasdaq Stock Market.
   "On behalf of the Board of Directors, our management team and the Company's shareholders, I want to thank Gordon for his vision in founding the Company, and for the many years he has worked to promote the interests of the Class II gaming industry on behalf of our many tribal customers, and for the many opportunities he has helped this Company capitalize on. During his tenure as CEO and Chairman, and later as a Director, Gordon has been instrumental in positioning Multimedia as the industry's leader and top innovator, and in creating value for our shareholders. We all wish Gordon the very best in his new endeavors," said Mr. Sarnoff. "The Company plans to continue reviewing opportunities to expand the size of the Board, an initiative that began before Gordon tendered his resignation."
   Clifton Lind, President and CEO of Multimedia Games said, "I have worked with Gordon at Multimedia for more than ten years, and during this period he has been tireless in his efforts to make our Company an acknowledged innovator and to increase the opportunities for Class II gaming. He is recognized by many as the 'Dean' of Class II gaming, and it has been a privilege to work with him and learn from him at both the management and board levels.
   "Multimedia's current focus is on leveraging our central system capabilities to continue providing innovative products for the Class II industry, as well as furthering our diversification into new markets. I look forward to working with Chairman Sarnoff and the rest of our Board to advance this strategy and to achieve all of our growth initiatives."

   About Multimedia Games, Inc.

   Multimedia Games, Inc. is the leading supplier of interactive electronic games and player stations to the rapidly growing Native American gaming market. The Company's games are delivered through a telecommunications network that links its player stations with one another both within and among gaming facilities. Multimedia Games designs and develops networks, software and content that provide its customers with comprehensive gaming systems. The Company also offers systems and products for the growing racino, charity and commercial bingo markets. The Company's ongoing development and marketing efforts focus on new Class II gaming systems and products, Class III video lottery systems for use by Native American tribes throughout the United States, and products for charity bingo opportunities. Additional information may be found at www.multimediagames.com.

   This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "plan," "hope," and words of a similar nature that convey future meaning. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. Such risks and uncertainties include, but are not limited to: (i) the risk that our business may not develop as we anticipate in the charity, Tribal Instant Lottery Game or racino video lottery markets; (ii) the risk that long-term growth opportunities we currently identify may not in fact develop into meaningful sources of revenue or earnings for MGAM; (iii) continuing risk that legal developments, such as new federal circuit court or U.S. Supreme Court decisions, could impair or virtually eliminate the ability of our tribal customers to offer electronic games in the Class II market;
(iv) risks that our development projects with our tribal customers may not lead to placement of our games with such customers; (v) risks that markets such as California, that we believe represent opportunities for our products, may not emerge as we anticipate; (vi) new risks and challenges we confront as we expand into non-Native-American gaming activities; and (vii) the risks that our customers' purchases of our products might decline in light of these or other developments. Other important risks and uncertainties that may affect our business are detailed from time-to-time in the "Certain Risks" and the "Risk Factors" sections and elsewhere in our filings with the Securities and Exchange Commission. We undertake no obligation to update information in this release.

    CONTACT: Multimedia Games, Inc., Austin
             Clifton Lind, 512-334-7500
                 or
             Jaffoni & Collins Incorporated, New York
             Joseph N. Jaffoni or Richard Land, 212-835-8500 mgam@jcir.com




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